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                                                                    EXHIBIT 4.6

                               GUARANTY AGREEMENT

   This Guaranty Agreement (the "Guaranty"), dated as of June 20, 1995, is made by Clear Shield National, Inc., a California corporation, Sandusky Plastics, Inc., a Delaware corporation, Sandusky Plastics of Delaware, Inc., a Delaware corporation, Viskase Holding Corporation, a Delaware corporation, Viskase Sales Corporation, a Delaware corporation, and Viskase Corporation, a Pennsylvania corporation, (each such corporation, together with any other Person becoming a party to this Guaranty pursuant to paragraph 4M, is referred to herein, individually, as a "Guarantor" and, collectively, as the "Guarantors"), in favor of the Collateral Agent on behalf and for the benefit of the Guarantied Parties.

                                   RECITALS:

   WHEREAS, the Guarantors are wholly-owned Subsidiaries of Envirodyne Industries, Inc., a Delaware corporation (the "Company"); and

   WHEREAS, pursuant to the Revolving Credit Agreement The Prudential Insurance Company of America (in its capacity as revolving credit lender, "Prudential") may from time to time hereafter make Revolving Loans to the Company and as a condition precedent to its willingness to enter into the Revolving Credit Agreement and to extend Revolving Loans, Prudential has requested, among other things, that the Guarantors execute this Guaranty for its benefit and for the benefit of the holders of the Revolving Notes; and

   WHEREAS, pursuant to the First Priority Note Agreement the Company is issuing the First Priority Notes under the First Priority Notes Indenture and as a condition precedent to their willingness to purchase the First Priority Notes, the purchasers of the First Priority Notes specified in the Purchaser Schedule attached to the First Priority Note Agreement have requested, among other things, that the Guarantors execute this Guaranty for their benefit and for the benefit of other holders of First Priority Notes; and

   WHEREAS, pursuant to the Letter of Credit Facility Agreement the LC Lenders are issuing or causing to be issued on the date hereof Letters of Credit for the account of the Company and may from time to time hereafter issue or cause to be issued Letters of Credit for the account of the Company and make loans to the Company to fund the Company's reimbursement obligations to the LC Lenders with respect to draws upon such Letters of Credit; and

   WHEREAS, the Company may issue the Second Priority Notes under the Second Priority Notes Indenture; and
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   WHEREAS, the Company has agreed to offer to exchange the First Priority
Exchange Notes issued under the First Priority Notes Indenture for the First Priority Notes and the Company may, if the Second Priority Notes are issued, offer to exchange the Second Priority Exchange Notes, if any, issued under the Second Priority Notes Indenture for the Second Priority Notes; and

   WHEREAS, pursuant to the Collateral Documents the Loan Parties are granting to the Collateral Agent on behalf and for the benefit of the Secured Parties liens upon and security interests in the Collateral to secure the Guarantied Obligations; and

   WHEREAS, pursuant to the Intercreditor Agreement the LC Agent, Prudential and the First Priority Indenture Trustee have appointed the Collateral Agent as their agent with respect to the Collateral and this Guaranty; and

   WHEREAS, the Company has advanced funds to certain of the Guarantors prior to the date hereof and it is contemplated that the Company will be advancing additional funds to the Guarantors, including proceeds received by the Company from the Financing Agreements, and entering into other transactions with the Guarantors; and

   WHEREAS, all parties acknowledge that the indebtedness and obligations contemplated by the Financing Agreements are being incurred for and will inure to the benefit of the Guarantors; and

   WHEREAS, in order to induce the Credit Parties to enter into the above contemplated financing arrangements with the Company, the Guarantors have agreed to execute this Guaranty.

   NOW THEREFORE, for value received, to satisfy one of the conditions precedent to the execution of the Financing Agreements by parties other than the Company, to induce the initial purchasers to purchase the First Priority Notes, Prudential to make any Revolving Loan, the LC Lenders to issue any Letter of Credit, the holders of the Company's 10.25% Notes due 2001 to exchange such notes for the Second Priority Notes, if issued, the holders of the First Priority Notes to exchange such Notes for First Priority Exchange Notes and the holders of the Second Priority Notes, if any, to exchange such Notes for Second Priority Exchange Notes and to induce any other Person to accept the transfer of all or any part of any First Priority Note, First Priority Exchange Note, Revolving Note, Second Priority Note and Second Priority Exchange Note and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Guarantors jointly and severally agrees as follows:





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  1. DEFINITIONS.

  1A. TERMS DEFINED IN THIS GUARANTY. As used in this Guaranty, the following terms shall have the following meanings. Any plural term that is used herein in the singular shall be taken to mean each entity or item of the defined class and any singular term that is used herein in the plural shall be taken to mean all of the entities or items of the defined class, collectively.

   "BTCC" shall mean BT Commercial Corporation, a Delaware corporation.


   "BANKRUPTCY CODE" shall have the meaning ascribed to such term in paragraph
2B.

   "CAPITAL LEASE OBLIGATION" shall mean, at any time, the amount of the liability with respect to a lease that would be required at such time to be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

   "CLOSING DAY" shall mean June 20, 1995.

   "COLLATERAL" shall have the meaning ascribed to such term in the Intercreditor Agreement.

   "COLLATERAL AGENT" shall mean BTCC, in its capacity as agent for the Guarantied Parties pursuant to the Intercreditor Agreement, together with any successor or replacement agent.

   "COLLATERAL DOCUMENTS" shall have the meaning ascribed to such term in the Intercreditor Agreement.

   "CONTROL" shall mean (except as otherwise specifically provided herein) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by agreement or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

   "CREDIT PARTIES" shall mean Prudential, the holders of the Revolving Notes, the LC Agent, the LC Lenders, the First Priority Indenture Trustee, the holders of the First Priority Notes, the holders of the First Priority Exchange Notes, the Second Priority Indenture Trustee, the holders of the Second Priority Notes, the holders of the Second Priority Exchange Notes and the Collateral Agent.

   "EVENT OF DEFAULT" shall have the meaning ascribed to such term in any Financing Agreement.





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   "FINANCING AGREEMENT" shall mean any of the Revolving Credit Agreement, the
Letter of Credit Facility Agreement, the First Priority Note Agreement, the First Priority Notes Indenture, the First Priority Registration Rights Agreement, the Second Priority Notes Indenture, the Second Priority Exchange Notes Indenture and the Guarantied Notes.

   "FIRST PRIORITY EXCHANGE NOTES" shall mean any of the Company's 12% First Priority Senior Secured Exchange Notes due 2000, Series C, or Floating Rate First Priority Senior Secured Exchange Notes due 2000, Series D issued under the First Priority Notes Indenture.

   "FIRST PRIORITY INDENTURE TRUSTEE" shall mean Shawmut Bank Connecticut, National Association, as trustee under the First Priority Notes Indenture and any successor thereunder.

   "FIRST PRIORITY NOTES" shall mean the Company's 12% First Priority Senior Secured Notes due 2000, Series A, or Floating Rate First Priority Senior Secured Notes due 2000, Series B issued under the First Priority Notes Indenture.

   "FIRST PRIORITY NOTE AGREEMENT" shall mean the Note Agreement, dated as of the Closing Day, between the Company and the purchasers identified therein pursuant to which such purchasers are purchasing the First Priority Notes, as amended, restated, supplemented or otherwise modified from time to time.

   "FIRST PRIORITY NOTES INDENTURE" shall mean the Indenture, dated as of the Closing Day, between the Company and the First Priority Indenture Trustee under which the First Priority Notes and First Priority Exchange Notes are being issued, as amended, restated, supplemented or otherwise modified from time to time.

   "FIRST PRIORITY REGISTRATION RIGHTS AGREEMENT" shall mean the Exchange and Registration Rights Agreement, dated as of the Closing Day, made by the Company in favor of the purchasers of the First Priority Notes.

   "GECC INTERCREDITOR AGREEMENT" shall mean the GECC Intercreditor Agreement, dated as of Closing Day, between the Collateral Agent, on behalf of and for the benefit of the Guarantied Parties, and General Electric Credit Corporation, as amended, restated, supplemented or otherwise modified from time to time.

   "GUARANTIED NOTES" shall mean the Revolving Notes, the First Priority Notes, the First Priority Exchange Notes, the Second Priority Notes, the Second Priority Exchange Notes and any promissory notes evidencing all or any part of the Letter of Credit Obligations (as defined in the Intercreditor Agreement).





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   "GUARANTIED OBLIGATIONS" shall mean all indebtedness, obligations (including any obligation to perform) and liabilities existing on the date hereof or arising from time to time hereafter, whether direct or indirect, joint, several or joint and several, actual, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Company and each other Loan Party to any Credit Party evidenced by or arising under, by virtue of or pursuant to the Transaction Documents, including, without limitation:

   (i) all obligations of any and each Loan Party to pay, reimburse or indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent when acting with a good faith belief that its actions are not contrary to the provisions of the Intercreditor Agreement, including in connection with the realization upon or protection of the Collateral or enforcing or defending any lien upon or security interest in the Collateral or any other action taken under or in connection with the Intercreditor Agreement, expenses incurred for legal counsel in connection with the foregoing, and any other costs, expenses or liabilities incurred by the Collateral Agent for which the Collateral Agent is entitled to be reimbursed or indemnified pursuant to the Intercreditor Agreement or any Collateral Document;

  (ii) all obligations of the Company to reimburse the LC Agent or LC Lenders with respect to any drawing under a Letter of Credit, all loans made by the LC Lenders under the Letter of Credit Facility Agreement to fund the Company's reimbursement obligations with respect to draws under Letters of Credit, all obligations of the Company under Section 9.2(c) of the Letter of Credit Facility Agreement to deposit from time to time cash with the Collateral Agent with respect to the undrawn face amount of all outstanding Letters of Credit, and all of the other present or future indebtedness, liabilities and obligations of the Company now or hereafter owed to the LC Agent or any LC Lender evidenced by or arising under, by virtue of or pursuant to the Letter of Credit Facility Agreement or any Letter of Credit, and all renewals and extensions thereof;

  (iii) the outstanding principal amount of the Revolving Loans, the outstanding principal amount of the First Priority Notes, the outstanding principal amount of the First Priority Exchange Notes, and all of the other present or future indebtedness, liabilities and obligations of the Company now or hereafter owed to Prudential, the holders of the Revolving Notes, the holders of the First Priority Notes, the holders of the First Priority Exchange Notes or the First Priority Indenture Trustee evidenced by or arising under, by virtue of or pursuant to the Revolving Credit Agreement, the First Priority Note Agreement, the First Priority Notes Indenture, the Revolving Notes, the First Priority Exchange Notes or the First Priority Registration Rights





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Agreement and all renewals and extensions thereof, including, without limitation, all obligations for compensation, reimbursement, indemnity and other amounts payable to the First Priority Indenture Trustee and all interest on the Revolving Loans, the First Priority Notes and the First Priority Exchange Notes and any Yield-Maintenance Amounts;

  (iv) the outstanding principal amount of the Second Priority Notes, the outstanding principal amount of the Second Priority Exchange Notes, and all of the other future indebtedness, liabilities and obligations of the Company hereafter owed, if any, to the holders of the Second Priority Notes, the holders of the Second Priority Exchange Notes or the Second Priority Indenture Trustee evidenced by or arising under, by virtue of or pursuant to the Second Priority Notes Indenture, the Second Priority Notes or the Second Priority Exchange Notes, and all renewals and extensions thereof, including, without limitation, all obligations for compensation, reimbursement, indemnity and other amounts payable to the Second Priority Indenture Trustee and all interest on the Second Priority Notes and the Second Priority Exchange Notes and any prepayment premiums due with respect to the Second Priority Notes or the Second Priority Exchange Notes;

  (v) interest on the Guarantied Notes and on all obligations of the Company to reimburse the LC Lenders with respect to any drawing under a Letter of Credit accruing before, during or after any bankruptcy, insolvency reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, and, if interest ceases to accrue by operation of law by reason of any such proceeding, interest which otherwise would have accrued in the absence of such proceeding; and

  (vi) all present or future indebtedness, liabilities and obligations of any and each Loan Party now or hereafter owed to any Credit Party arising under, by virtue of or pursuant to the Collateral Documents.

   "GUARANTIED PARTIES" shall mean Prudential, the LC Agent, the LC Lenders, the First Priority Indenture Trustee, for itself and on behalf of the holders of the First Priority Notes and the First Priority Exchange Notes, the Second Priority Indenture Trustee, if any, for itself and on behalf of the holders of the Second Priority Notes and the Second Priority Exchange Notes, and the Collateral Agent.

   "GUARANTY" shall have the meaning ascribed to such term in the introductory paragraph hereof.

   "INTERCREDITOR AGREEMENT" shall mean the Intercreditor and Collateral Agency Agreement, dated as of the Closing Day, between the LC Agent, the Collateral Agent, Prudential and the





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First Priority Indenture Trustee, as amended, restated, supplemented or otherwise modified from time to time.

   "LC AGENT" shall mean BTCC, in its capacity as agent for itself and the other Lenders from time to time under the Letter of Credit Facility Agreement.

   "LETTERS OF CREDIT" shall mean the letters of credit issued under the Letter of Credit Facility Agreement.

   "LETTER OF CREDIT FACILITY AGREEMENT" shall mean the Credit Agreement, dated as of the Closing Day, between the Company, the LC Agent and the LC Lenders, as amended, restated, supplemented or otherwise modified from time to time.

   "LIEN" shall mean any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement (including, without limitation, Capital Lease Obligations in the nature thereof) or other encumbrance of any kind or description, including, without limitation, any agreement to give or grant a Lien.

   "LOAN PARTIES" shall mean the Company and the Guarantors.

   "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

   "REVOLVING CREDIT AGREEMENT" shall mean the Revolving Credit Agreement, dated as of the Closing Day, between the Company and Prudential, as amended, restated, supplemented or otherwise modified from time to time.

   "REVOLVING LOAN" shall have the meaning ascribed to such term in the Revolving Credit Agreement.

   "REVOLVING NOTE" shall have the meaning ascribed to such term in the Revolving Credit Agreement.

   "SECOND PRIORITY EXCHANGE NOTES" shall have the meaning ascribed to such term in the Intercreditor Agreement.

   "SECOND PRIORITY INDENTURE TRUSTEE" shall have the meaning ascribed to such term in the Intercreditor Agreement.

   "SECOND PRIORITY NOTES" shall have the meaning ascribed to such term in the Intercreditor Agreement.

   "SECOND PRIORITY NOTES INDENTURE" shall have the meaning ascribed to such term in the Intercreditor Agreement.





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   "SIGNIFICANT HOLDER" shall mean (i) each purchaser of the First Priority
Notes identified in the Purchaser Schedule to the First Priority Note Agreement, so long as such purchaser shall hold (or be committed under the First Priority Note Agreement to purchase) any First Priority Note or First Priority Exchange Note or (ii) any "qualified institutional buyer" (as such term is defined in Rule 144A under the Securities Act of 1933, as amended) which is a holder of at least 5% of the aggregate principal amount of the First Priority Notes, the First Priority Exchange Notes, the Second Priority Notes and the Second Priority Exchange Notes from time to time outstanding and which has notified the Company that it is such a holder.

   "SUBSIDIARY" shall mean, with respect to any Person, (i) a corporation a majority of whose Voting Securities is at the time directly or indirectly owned or Controlled by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest with respect to voting in the election of directors or trustees thereof (or such other Persons performing similar functions). For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Subsidiary.

   "TRANSACTION DOCUMENTS" shall mean the Collateral Documents, the Financing Agreements, the Intercreditor Agreement and all other agreements, instruments and documents relating to the aforementioned agreements, instruments and documents.

   "VOTING SECURITIES" means, with respect to any Person, securities of any class or classes of capital stock in such Person entitling the holders thereof, under ordinary circumstances and in the absence of contingencies, to vote for members of the Board of Directors of such Person (or Persons performing functions equivalent to those of such members).

   "YIELD-MAINTENANCE AMOUNT" shall have the meaning ascribed to such term in the First Priority Notes Indenture.

  1B. LEGAL PRINCIPLES, TERMS AND DETERMINATIONS. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.





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

  2. THE GUARANTY.

  2A. GUARANTY OF PAYMENT AND PERFORMANCE OF OBLIGATIONS. Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guaranties the full and prompt payment in United States currency when due (whether at maturity, a stated prepayment date or earlier by reason of acceleration or otherwise) and at all times thereafter, and the due and punctual performance, of all Guarantied Obligations. Each Guarantor hereby agrees to pay and to indemnify and save each of the Collateral Agent, the First Priority Indenture Trustee, the Second Priority Indenture Trustee, Prudential, the LC Agent, each LC Lender and any Significant Holder harmless from and against any damage, loss, cost or expense (including attorneys' fees) which such Person may incur or be subject to as a consequence, direct or indirect, of endeavoring to enforce this Guaranty or to collect all or any part of the Guarantied Obligations from, or in pursuing any action against, the Company or any Guarantor or enforcing any rights of any Credit Party in the security for the Guarantied Obligations or the liabilities of any Guarantor hereunder, including, without limitation, the Collateral, and any taxes, fees or penalties which may be paid or payable in connection therewith. This is a continuing
guaranty of payment and performance and not of collection.   Notwithstanding
any provision of this Guaranty, all covenants, obligations, waivers and agreements of the Guarantors under this Guaranty shall be joint and several.

   Upon an Event of Default, the Collateral Agent may, at its sole election and without notice, proceed directly and at once against any Guarantor to seek and enforce performance of, and to collect and recover, the Guarantied Obligations, or any portion thereof, without first proceeding against the Company, any other Guarantor or any other Person or the Collateral, or any other security for the Guarantied Obligations or for the liability of any such other Person or any Guarantor hereunder. The Credit Parties shall have the exclusive right to determine the application of payments and credits, if any, from any Guarantor, the Company, or from any other Person on account of the Guarantied Obligations or otherwise. This Guaranty and all covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until such a time as all of the Guarantied Obligations shall be paid or otherwise performed in full and no Credit Party shall have any commitment under any Transaction Document.

   Notwithstanding anything contained in this paragraph 2A to the contrary, at all times, if any, during which any Guarantor is the obligor hereunder, each Guarantor and by its acceptance hereof the Collateral Agent hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform





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

Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the obligations of each Guarantor under this Guaranty shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting such fraudulent transfer or conveyance.

  2B. OBLIGATIONS UNCONDITIONAL. The obligations of each Guarantor under this Guaranty shall be continuing, absolute and unconditional, irrespective of (i) the invalidity or unenforceability of any Transaction Document or any provision of any thereof; (ii) the absence of any attempt by any Credit Party to collect the Guarantied Obligations or any portion thereof from the Company, any other guarantor of all or any portion of the Guarantied Obligations or any other Person or other action to enforce the same; (iii) any action taken by any Credit Party whether or not authorized by this Guaranty; (iv) any failure by any Credit Party to acquire, perfect or maintain any security interest or lien in, or take any steps to preserve its rights to, the Collateral or any other security for the Guarantied Obligations or any portion thereof or for the liability of any Guarantor hereunder or the liability of any other guarantor of any or all of the Guarantied Obligations; (v) any defense arising by reason of any disability or other defense (other than a defense of payment, unless the payment on which such defense is based was or is subsequently invalidated, declared to be fraudulent or preferential, otherwise avoided and/or required to be repaid to the Company or any Guarantor, as the case may be, or the estate of any such party, a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, in which case there shall be no defense of payment with respect to such payment) of the Company or any other Person liable on the Guarantied Obligations or any portion thereof;
(vi) a Credit Party's election, in any proceeding instituted under Chapter 11 of Title 11 of the Federal Bankruptcy Code (11 U.S.C. Section 101 et seq.) (the "Bankruptcy Code"), of the application of Section 1111(b)(2) of the Bankruptcy Code; (vii) any borrowing or grant of a security interest to any Credit Party by the Company, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (viii) the disallowance or avoidance of all or any portion of any Credit Party's claim(s) for repayment of the Guarantied Obligations under the Bankruptcy Code or any similar state law or the avoidance, invalidity or unenforceability of any Lien securing the Guarantied Obligations or the liability of any Guarantor hereunder or of any other guarantor of all or any part of the Guarantied Obligations; (ix) any amendment to, waiver or modification of, or consent, extension, indulgence or other action or inaction under or in respect of any Transaction Document, including, without limitation, any increase in the interest rate on any Guarantied Obligations; (x) any change in any provision of any applicable law or regulation; (xi) any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, binding on or affecting any Guarantor or the





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

Company or any of their assets; (xii) the charter or by-laws of any Guarantor or the Company; (xiii) any mortgage, indenture, lease, contract, or other agreement (including without limitation any agreement with stockholders), instrument or undertaking to which any Guarantor or the Company is a party or which purports to be binding on or affect such Person or any of its assets;
(xiv) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Company, any other Guarantor or any other guarantor o all or any portion of any Guarantied Obligations or such Persons's propertyand any failure by any Credit Party to file or enforce a claim against the Company or such other Person in any such proceeding; (xv) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; or (xvi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

  2C. OBLIGATIONS UNIMPAIRED. Each Credit Party is authorized, without demand or notice, which demand and notice are hereby waived, and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations or any portion thereof, including, without limitation, increasing the interest rate on any Guarantied Obligations, or otherwise modify, amend or change the terms of the Transaction Documents; (ii) accept partial payments on the Guarantied Obligations; (iii) take and hold security for the Guarantied Obligations or any portion thereof or any other liabilities of the Company, the obligations of any Guarantor under this Guaranty and the obligations under any other guaranties and sureties of all or any of the Guarantied Obligations, and exchange, enforce, waive, release, sell, transfer, assign, abandon, fail to perfect, subordinate or otherwise deal with any such security (including, without limitation, the Collateral); (iv) apply such security and direct the order or manner of sale thereof as such Credit Party may determine in its sole discretion; (v) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or any portion thereof and any security therefor or guaranty thereof in any manner; (vi) extend additional loans, credit and financial accommodations to the Company or any Guarantor and otherwise create additional Guarantied Obligations; (vii) waive strict compliance with the terms of any Transaction Document and otherwise forbear from asserting such Credit Party's rights and remedies thereunder; (viii) take and hold additional guaranties or sureties and enforce or forbear from enforcing any guaranty or surety of any other guarantor or surety of the Guarantied Obligations, any portion thereof or release or otherwise take any action with respect to any such guarantor or surety; (ix) assign this Guaranty in part or in whole in connection with any assignment of the Guarantied Obligations or any portion thereof; (x) exercise





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

or refrain from exercising any rights against the Company or any Guarantor; and
(xi) apply any sums, by whomsoever paid or however realized, to the payment of the Guarantied Obligations as such Credit Party in its sole discretion may determine.

  2D. WAIVERS OF GUARANTOR. Each Guarantor waives for the benefit of each Credit Party:

  (i) any right to require any Credit Party, as a condition of payment or performance by such Guarantor or otherwise, to (a) proceed against the Company, any other Guarantor or other guarantor of the Guarantied Obligations or any other Person, (b) proceed against or exhaust the Collateral or any other security given to or held by any Credit Party in connection with the Guarantied Obligations or any other guaranty, or (c) pursue any other remedy available to any Credit Party whatsoever;

  (ii) any defense arising by reason of (a) the incapacity, lack of authority or any disability or other defense of the Company, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto, (b) the cessation of the liability of the Company from any cause other than indefeasible payment in full of the Guarantied Obligations, or
(c) any act or omission of any Credit Party or any other Person which directly or indirectly, by operation of law or otherwise, results in or aids the discharge or release of the Company or the Collateral or any other security given to or held by any Credit Party in connection with the Guarantied Obligations or any other guaranty;

  (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

  (iv) any defense based upon any Credit Party's errors or omissions in the administration of the Guarantied Obligations;

  (v) (a) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor's or any other Guarantor's obligations hereunder, (b) the benefit of any statute of limitations affecting the Guarantied Obligations or such Guarantor's or any other Guarantor's liability hereunder or the enforcement hereof, (c) any rights to set-offs, recoupments and counterclaims, and (d) promptness, diligence and any requirement that any Credit Party protect, maintain, secure, perfect or insure any Lien or any property subject thereto;

  (vi) notices (a) of nonperformance or dishonor, (b) of acceptance of this Guaranty by such Guarantor or any other





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Guarantor, (c) of default under this Guaranty by any other Guarantor or in respect of the Guarantied Obligations or any other guaranty, (d) of the existence, creation or incurrence of new or additional indebtedness, arising either from additional loans extended to the Company or otherwise, (e) that the principal amount, or any portion thereof, and/or any interest or Yield Maintenance Amount on any document or instrument evidencing all or any part of the Guarantied Obligations is due, (f) of any and all proceedings to collect from the Company, any Guarantor or any other guarantor of all or any part of the Guarantied Obligations, or from any other Person, (g) of exchange, sale, surrender or other handling of the Collateral or any other security or collateral given to any Credit Party to secure payment of the Guarantied Obligations or any guaranty therefor, (h) of renewal, extension or modification of any of the Guarantied Obligations, (i) of assignment, sale or other transfer of any Guarantied Note to another Person, or (j) of any of the matters referred to in paragraph 2B and any right to consent to any thereof;

  (vii) presentment, demand for payment or performance and protest and notice of protest with respect to the Guarantied Obligations or any guaranty with respect thereto; and

  (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

     Each Guarantor agrees that no Credit Party shall be under any obligation to marshall any assets in favor of any Guarantor or against or in payment of any or all of the Guarantied Obligations.

   No Guarantor will exercise any rights which it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of contribution, reimbursement, indemnity, exoneration or any rights or recourse to any security for the Guarantied Obligations or this Guaranty unless at the time of a Guarantor's exercise of any such right there shall have been performed and indefeasibly paid in full all of the Guarantied Obligations and no Credit Party shall have any commitment under any Transaction Document.

  2E. REVIVAL. Each Guarantor agrees that, if any payment made by the Company or any other Person is applied to the Guarantied Obligations and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral or any other security are required to be returned by any Credit Party to the Company or its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, each Guarantor's liability hereunder (and any Lien or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto this Guaranty shall have been canceled or surrendered (and if any Lien or other collateral securing such Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or other collateral) shall be reinstated and returned in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor in respect of the amount of such payment (or any Lien or other collateral securing such obligation).

  2F. OBLIGATION TO KEEP INFORMED. Each Guarantor shall be responsible for keeping itself informed of the financial condition of the Company and any other Persons primarily or secondarily liable on the Guarantied Obligations or any portion thereof, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any portion thereof, and each Guarantor agrees that no Credit Party shall have a duty to advise such Guarantor of information known to such Credit Party regarding such condition or any such circumstance. If any Credit Party, in its discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Credit Party shall not be under any obligation (i) to undertake any investigation, whether or not a part of its regular business routine, (ii) to disclose any information which such Credit Party wishes to maintain confidential, or (iii) to make any other or future disclosures of such information or any other information to such or any other Guarantor.

  2G. BANKRUPTCY. Upon the commencement by, against or with respect to any Loan Party of any proceeding under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law or for the appointment of a receiver for any Loan Party or its assets, any and all obligations of each Guarantor hereunder shall forthwith become due and payable without notice.

  2H. CONTRIBUTION. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a "Funding Guarantor") under this Guaranty, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company's obligations with respect to the Guarantied Obligations or any other Guarantor's obligations with respect to this Guaranty. "Adjusted Net Assets" of each Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding liabilities under this Guaranty, of such Guarantor at such date and
(y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities), excluding debt in respect of this Guaranty, as they become absolute and matured. All rights for contribution of any Guarantor shall be subordinated to the prior payment in full of the Guarantied Obligations.

  3. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Guarantor represents, covenants and warrants as follows:

  3A.  ORGANIZATION, POWER AND AUTHORITY.

  3A(1). ORGANIZATION. Such Guarantor is a corporation duly organized and existing in good standing under the laws of the State set forth opposite its name on Schedule 3A(1) and is qualified to do business and in good standing in every jurisdiction where the ownership of its property or the nature of the business conducted by it makes such qualification necessary except where the failure to be qualified or in good standing would not have a material adverse effect on the properties or assets, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

  3A(2). POWER AND AUTHORITY. Such Guarantor and each Subsidiary of such Guarantor has all requisite power to conduct its business as currently conducted and as currently proposed to be conducted. Such Guarantor has all requisite power to execute, deliver and perform its obligations under this Guaranty and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Guaranty and the other Transaction Documents to which such Guarantor is a party have been duly authorized by all requisite action and this Guaranty and the other Transaction Documents to which such Guarantor is a party have been duly executed and delivered by authorized officers of such Guarantor and are valid obligations of such Guarantor, legally binding upon and enforceable against such Guarantor in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  3B. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither such Guarantor nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects or impairs the ability of the Company or its Subsidiaries to maintain the operations of the

Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Guaranty or the other Transaction Documents, nor fulfillment of nor compliance with the terms and provisions hereof and of the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than Liens in favor of the Collateral Agent) upon any of the properties or assets of such Guarantor or any of its Subsidiaries pursuant to, the charter or by-laws of such Guarantor or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders of such Guarantor), instrument, order, judgment, decree, statute, law, rule or regulation to which such Guarantor or any of its Subsidiaries is subject. Neither such Guarantor nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing any indebtedness of such Guarantor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, obligations of such Guarantor of the type to be evidenced by this Guaranty except as set forth in the agreements listed on Schedule 3B hereto.

  3C. GOVERNMENTAL CONSENT. Neither the nature of such Guarantor or of any Subsidiary of such Guarantor nor any of their respective businesses or properties, nor any relationship between such Guarantor or any Subsidiary of such Guarantor and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Guaranty is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (including, without limitation, notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, but excluding routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Guaranty and the other Transaction Documents to which any Guarantor is a party, or fulfillment of or compliance with this Guaranty and the other Transaction Documents other than filings and recordings necessary to perfect the security interests granted the Collateral Agent under the Collateral Documents, all of which have been made.

  4. MISCELLANEOUS

  4A. SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Guaranty contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. This Guaranty shall be for the benefit of the Guarantied Parties and their successors, assigns and participants, and any such successors, assigns and participants shall have the same benefits under this Guaranty as the Guarantied Parties.

  4B. CONSENT TO AMENDMENTS. This Guaranty may be amended, and a Guarantor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if such Guarantor shall obtain the written consent to such amendment, action or omission to act, of the Collateral Agent. No course of dealing between any Guarantor and the Collateral Agent or any other Credit Party nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Collateral Agent. As used herein, the term "this Guaranty" and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.

  4C. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein or made in writing by or on behalf of each Guarantor in connection herewith shall survive the execution and delivery of this Guaranty, the transfer of any Guarantied Note or portion thereof or interest therein and the payment of any Guarantied Note or Guarantied Obligation, and may be relied upon by any Person to whom a Guarantied Note or all or any part of any other Guarantied Obligation is transferred, regardless of any investigation made at any time by or on behalf of any Credit Party. Subject to the preceding sentence, this Guaranty and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

  4D. NOTICES. All written communications provided for hereunder shall be sent by first class mail, nationwide overnight delivery service (with charges prepaid) or facsimile transmission (confirmed by first class mail or nationwide overnight delivery services) and (i) if to the Collateral Agent, addressed to it at 233 South Wacker Drive, Chicago, Illinois 60606, or at such other address as the Collateral Agent shall have specified for it to the Guarantors and (ii) if to the Guarantors, addressed to each of them at 701 Harger Road, Suite 190, Oak Brook, Illinois 60521, Attention: General Counsel, or, if applicable, to the facsimile number (708) 575-2401 or, in each case, at such other address or facsimile number as the Guarantor or the Collateral Agent, as the case may be, shall have specified for it to the other party hereto.

  4E. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Guaranty are inserted for convenience only and do not constitute a part of this Guaranty.

  4F. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Guaranty required to be satisfactory to the Collateral Agent, the determination of such satisfaction shall be made by the Collateral Agent, in its sole and exclusive judgment (exercised in good faith).

  4G. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

  4H. COUNTERPARTS. This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than one such counterpart.

  4I. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or an event which with the passage of time, notice or both would become an Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the Collateral Agent to prohibit (through equitable action or otherwise) the taking of any action by a Guarantor which would result in any Event of Default or an event which with the passage of time, notice or both would become an Event of Default.

  4J. BINDING GUARANTY. When this Guaranty is executed and delivered by a Guarantor and acknowledged and accepted by the Collateral Agent, it shall become a binding agreement by such Guarantor in favor of the Collateral Agent on behalf and for the benefit of the Guarantied Parties.

  4K. SEVERABILITY. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  4L. COUNSEL'S OPINION. Each Guarantor hereby directs the Company's counsel referred to in any Transaction Document to deliver the opinions referred to therein, and agrees that the execution of such Transaction Documents will constitute a reconfirmation of such direction.

  4M. ADDITIONAL GUARANTORS. Each of the parties hereto agrees that if a Subsidiary of the Company is required to become a party to this Guaranty pursuant to any Transaction Document, such Subsidiary may become a party hereto by delivering to the

Collateral Agent a Guaranty Amendment, in substantially the form of Annex I hereto, duly executed by such Subsidiary. Each of the parties hereto authorizes the Collateral Agent to attach each such Guaranty Amendment to this Guaranty and agrees that such Subsidiary becoming a party hereto shall not affect any other Guarantor's obligations hereunder. Upon the execution and delivery of such Guaranty Amendment by such Subsidiary, such Subsidiary shall become a "Guarantor" hereunder and all references to "Guarantors" hereunder shall mean and include such Subsidiary.

  4N. JURISDICTION, SERVICE OF PROCESS. Each Guarantor irrevocably agrees that any suit, action or proceeding against it with respect to this Guaranty or any Transaction Document may be brought in the courts of New York County in the State of New York or in the U.S. District Court for the Southern District of New York, and each Guarantor accepts for itself, generally and unconditionally, and hereby submits to the non- exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. Each Guarantor hereby waives personal service of any and all process upon it and irrevocably agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in any such court may be made upon the Person to whom notices to the Guarantors may be sent under paragraph 4D hereof, and hereby irrevocably appoints such Person as its agent in its name, place and stead to accept on its behalf such service of any and all such writs, process and summonses and each Guarantor hereby irrevocably authorizes and directs such Person to accept such service on its behalf, and agrees that the failure of the such Person to give any notice of any such services of process to any Guarantor shall not impair or affect the validity of such service or of any judgment based upon same. Each Guarantor further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Collateral Agent by registered or certified mail, postage prepaid, to such Guarantor at its address given in paragraph 4D hereof. The foregoing shall not, however, limit the right of the Collateral Agent to serve process in any other manner permitted by law or to commence any suit, action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Without limiting the foregoing, each Guarantor further agrees that the Collateral Agent may at its option submit any dispute which may arise in connection with this Guaranty or any Transaction Document to any other court having jurisdiction over any Guarantor's property. Each Guarantor irrevocably waives and releases any defense or objection which it may now or hereafter have relating to the institution of any suit, action or proceeding arising out of or relating to this Guaranty or of any Transaction Document brought in the courts of New York County in the State of New York or the U.S. District Court for the Southern District of New York, including without limitation, all defenses or objections relating to service of process, personal jurisdiction and the laying of venue, and each Guarantor further irrevocably waives any defense, objection or claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

  4O. WAIVER OF JURY TRIAL. Each Guarantor and the Collateral Agent waive any right they may have to trial by jury in any action or proceeding to enforce or defend any rights or remedies hereunder or under any of the other Collateral documents.

  4P. RELEASE. Upon the sale or other disposition of the assets of a Guarantor, or of all of the capital stock of any Guarantor by any Loan Party, as permitted in accordance with the terms of the Financing Agreements (as amended from time to time) prior to the occurrence of an Event of Default or an event which with the passage of time or giving of notice or both would constitute an Event of Default, (i) the Lien of the Collateral Agent in any such assets sold or otherwise disposed of by a Guarantor shall be automatically released upon such sale and (ii) with respect to any sale or other disposition of all of the capital stock of any Guarantor by a Loan Party, the obligations of such Guarantor under this Agreement shall automatically terminate on the date of such sale or disposition.





                          [signature pages to follow]

   IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed as of the date first above written.



                                       CLEAR SHIELD NATIONAL, INC.



                                       By:____________________________________
                                       Title:_________________________________



                                       SANDUSKY PLASTICS, INC.


                                       By:____________________________________

                                       Title:_________________________________



                                       SANDUSKY PLASTICS OF DELAWARE, INC.


                                       By:_____________________________________

                                       Title:__________________________________



                                       VISKASE HOLDING CORPORATION


                                       By:_____________________________________

                                       Title:__________________________________


                                       VISKASE SALES CORPORATION


                                       By:_____________________________________

                                       Title:__________________________________



                                       VISKASE CORPORATION


                                       By:_____________________________________

                                       Title:__________________________________

Acknowledged and agreed to as of
the 20th day of June, 1995:

BT Commercial Corporation, in its
capacity as Collateral Agent


By:  ______________________________
Title: ____________________________

                                    ANNEX I

                               GUARANTY AMENDMENT


   This Guaranty Amendment dated as of _____________________, 199_ is delivered pursuant to paragraph 4M of the Guaranty Agreement dated as of June __, 1995 (as amended, restated, modified or supplemented from time to time, the "Guaranty Agreement"), made by Subsidiaries of Envirodyne Industries, Inc. from time to time party thereto in favor of the Collateral Agent on behalf and for the benefit of the Guarantied Parties. Capitalized terms that are used in this Guaranty Amendment and not defined in this Guaranty Amendment shall have the respective meanings ascribed to them in the Guaranty Agreement.

   The undersigned hereby agrees that this Guaranty Amendment may be attached to the Guaranty Agreement and that, upon the execution and delivery of this Guaranty Amendment as contemplated in said paragraph 4M, the undersigned shall
(a) become a "Guarantor" as such term is used in the Guaranty Agreement and any other Transaction Document, and references to "Guarantor" or "Guarantors" as used in the Guaranty Agreement and the other Transaction Documents shall mean and include the undersigned; (b) have all of the obligations and duties of a "Guarantor" under the Guaranty Agreement; and (c) for the benefit of the Collateral Agent and the Guarantied Parties referred to in the Guaranty Agreement, be deemed to have made each of the representations and warranties in paragraph 3 of the Guaranty Agreement with respect to itself and its Subsidiaries.

   The undersigned is a corporation organized under the law of the State of
________________.

   IN WITNESS WHEREOF, the undersigned has caused this Guaranty Amendment to be duly executed as of the day and year first above written.

                                               [NAME OF NEW GUARANTOR]



                                               By______________________________
                                               Title: